Head Office: 81 Clemenceau Ave. 04-15/16 UE Square Suite 23 Singapore 239917 (t) +65 6830 8440 www.kalenergyinc.com

Mr William Bloking
President & Chairman of the Board of Directors
KAL Energy, Inc.

9 September 2008

RE: Executive Chairman Fees

Dear Mr. Bloking:

On behalf of the Board of Directors of KAL Energy, Inc. (“the Company”), and in light of your duties as Executive Chairman and President of the Company, I hereby tender for your consideration our offered Remuneration Package.

Base Salary
During your term as Executive Chairman, your fees will be increased from a rate of $84,000 per annum to $300,000 per annum, payable monthly in arrears on the 15th of the month.

This will be accounted for since June 1, 2008. This fee structure will revert to $84,000 per annum upon appointment of a new Chief Executive Officer as so noted by a resolution of the Board of Directors.

I hope you will find this to be a competitive offer, and look forward to your written acceptance.

Yours sincerely,

/s/ Antonio Varano
Antonio Varano
Independent Non-Executive Director KAL Energy, Inc

US Office:
148 North Main St.
Florida, NY 10921
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www.kalenergyinc.com